Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statements (Form S-3 No. 333-204766 and S-8 333-196295), including all amendments thereto, of Parsley Energy, Inc. for the registration of its Class A common stock and to the incorporation by reference therein of our report dated February 4, 2017, with respect to the financial statements of Double Eagle Energy Permian LLC, included in the Current Report on Form 8-K dated February 7, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, TX

February 7, 2017